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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE
CUSTOMTRACKS/(TM)/
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The Source for Personalized Music


         Contact:  Beverly V. Fuortes     (972) 702-7057     fax: (972) 702-7056
                          invest@customtracks.com     www.stockprofiles.com/cust


     CUSTOMTRACKS CLOSES SALE OF CARDKEY SYSTEMS TO JOHNSON CONTROLS, INC.

DALLAS -- November 25, 1998 -- CustomTracks Corporation (NASDAQ: CUST) announced today that it has closed the sale of Cardkey Systems, currently the company's only revenue-generating business, to Johnson Controls, Inc. (NYSE: JCI). The all-cash transaction, first announced on November 9, 1998, is valued at approximately $41 million, with the final amount depending on the book value of Cardkey Systems' net assets on November 30, 1998, the effective date for accounting purposes.

The company estimates that the sale will result in a fourth-quarter net gain of approximately $21 to $23 million, after accounting for the net book value of the assets to be sold, the tax effects of the transaction, and the associated transaction costs.

Johnson Controls, Inc. is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides building control systems and services, energy management and integrated facility management. Johnson Controls (NYSE:
JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin. Its sales for 1998 totaled $12.6 billion revenues. Cardkey Systems is a leading provider of electronic security systems.

CustomTracks Corporation (NASDAQ: CUST) plans to develop music-related Internet businesses. Prior to September 1, 1998, CustomTracks Corporation was known as Amtech Corporation (NASDAQ: AMTC). CustomTracks' headquarters is in Dallas. For further information about CustomTracks, visit the company's investor Web site at www.stockprofiles.com/cust or contact investor relations at (972) 702-7057.

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